Exhibit 99.1

Rex Energy Reports Continued Growth with Strong Third-Quarter 2007 Results

STATE COLLEGE, Pa.--(BUSINESS WIRE)—Nov. 14, 2007--Rex Energy Corporation (NASDAQ:REXX) today announced results for the third quarter of 2007. Highlights for the third quarter 2007 include:

•	Production volumes were 258,027 of oil equivalent “BOE”, up 38% from the same period in 2006 and up 7% from the second quarter of 2007;

•	Revenues grew 50% over the same period in 2006 and 13% over the second quarter of 2007;

•	Production and lease operating expenses decreased 7% from the second quarter of 2007; and

•	EBITDAX grew 56% over the same period 2006 and grew 39% over the second quarter of 2007.

Commenting on the announcement, Benjamin Hulburt, Rex Energy Corporation's CEO, said, "The third quarter results reflect continued growth in our production and cash flow as a result of our operating team’s successful implementation of our business plan.  The foundation for these results is our extensive exploration and developmental drilling inventory that includes more than 2,500 locations. We continue to believe we are extremely well positioned, as our developmental drilling programs continue to grow our production base in each of our operating regions, while our larger upside projects such as the Alkali Surfactant Polymer flood in the Lawrence field continues to progress.  We’ve maintained a conservative balance sheet with approximately 6% debt to market capitalization and believe we have the right team, and the right capital structure to meet our growth objectives.”

Production in the third quarter of 2007 totaled 258,027 BOE, of which approximately 81% was attributable to oil.  Production volumes increased 38% from the same period in 2006, and 7% over the second quarter of 2007.  Approximately 75% of the third quarter 2007 production was from the company’s Illinois Basin operations, 12% was from its Appalachian Basin operations, and 13% was from its Southwestern region operations.

Revenues for the third quarter of 2007 were $15.1 million, representing a 50% increase over revenues of $10.1 million in the third quarter of 2006, and an increase of approximately $1.7 million, or 13%, over the second quarter of 2007, net of unrealized loss on derivatives.

The company’s average realized oil price, before the effect of derivatives, was $70.78 per barrel ("Bbl") in the third quarter of 2007, up 6.8% from $66.26 per Bbl in the third quarter of 2006. The company’s average realized natural gas price, before the effects of derivatives, was $6.21 per thousand cubic feet ("Mcf") of natural gas in the third quarter of 2007, down from $6.39 per Mcf of natural gas in the third quarter of 2006.

Total operating expenses for the third quarter 2007 were $13.7 million, up from $8.0 million in the third quarter of 2006. Production and Lease operating expenses were $5.9 million in the third quarter of 2007, up from $4.2 million in the same period in 2006, but down from $6.3 million in the second quarter of 2007.   General and administrative expenses were $1.8 million in the third quarter of 2007, up from $1.0 million in the third quarter of 2006.

The company did not incur any exploration expenses in the third quarter of 2007. Depreciation, depletion, amortization, and accretion (“DD&A”) expenses were $5.8 million in the third quarter of 2007, up from $2.6 million in the third quarter of 2006.  The increase in DD&A expenses was primarily caused by acquisitions completed during 2006, and an increase in the company’s assets associated with its initial public offering, reorganization and acquisition of minority interests.

The company reported a loss before minority interests and provision for taxes of $1.7 million in the third quarter of 2007 compared with net income before minority interest of $6.7 million in the third quarter of 2006.  All of the minority interests were acquired as part of the company’s initial public offering and reorganization which closed on July 30, 2007.  Net income comparable to analyst estimates, a non-GAAP measure, was $670,000 or $0.02 per fully diluted share, up from $571,000 in the third quarter of 2006. (See the accompanying table reconciling this non-GAAP measure.)

EBITDAX, a non-GAAP measure, was $7.5 million in the third quarter of 2007.  This represented an increase of 56% over the third quarter of 2006, and an increase of 39% over the second quarter of 2007 (See the accompanying table reconciling this non-GAAP measure.).  Cash flows from operations for the nine months ended September 30, 2007 grew 10% from the same period in 2006 to $11.5 million.

Capital expenditures for drilling & development in the third quarter 2007 were $7.8 million, which funded the drilling or recompletion of 34 gross wells (25 net wells) and related improvements to infrastructure. Of the wells drilled or recompleted, 17 gross wells (14 net wells) are producing, 13 gross wells (10 net wells) are expected to be productive but are awaiting completion, and 4 gross wells (1 net well) are continuing to be evaluated to determine if they will be economical to produce.  Additionally, $1.2 million was spent on acquisitions, equipment and leasing during the third quarter of 2007.

In the Appalachian Basin, the company intends to drill approximately 37 gross (24 net) conventional natural gas wells by the end of 2007, of which 24 gross (12 net) wells were drilled by the end of third quarter 2007.  Additionally, the company is continuing to add acreage in areas where it believes the Marcellus Shale may be prospective and intends to test certain areas of its acreage in Pennsylvania for the Marcellus Shale during the fourth quarter of 2007 or first quarter of 2008.

In the Permian Basin, the company intends to drill or recomplete approximately 26 gross (23 net) wells by the end of 2007, of which 12 gross (10 net) wells had been drilled by the end of third quarter 2007. One of these wells was determined to be dry and was expensed in both the first and second quarters.

In the Illinois Basin, the company intends to drill or recomplete approximately 70 gross (69 net) conventional oil wells by the end of 2007, of which 42 gross (41 net) wells had been drilled by the end of third quarter 2007.  Additionally, the company is continuing to evaluate its New Albany Shale acreage by analyzing and refining its drilling, completion and stimulation procedures.  The company expects to drill an additional 1-2 horizontal wells in this project by year- end.

The company is continuing to move forward with its Alkali Surfactant Polymer tertiary recovery project in the Lawrence Field in the Illinois Basin.  The company has drilled all eighteen pilot wells, completed the upgrade of the pilot area production facilities, installed the production flow-lines to both pilot areas and began the installation of the pilot injection pipelines.  Additionally, the company’s technical consultants have completed their linear and radial core flood analysis on the Cypress sandstone, which in the laboratory has resulted in an oil recovery rate as high as 21% of the estimated original oil-in-place.  These results are in line with the company’s initial projections.  The analysis on the Bridgeport sandstone is continuing and is expected to be complete in the fourth quarter 2007.  The company expects to break ground on the construction of its first ASP injection plant during the fourth quarter 2007. Due to delays in the expected delivery of certain equipment needed to begin chemical injection, the company now expects to begin injecting the ASP chemicals in the pilot areas during the second quarter of 2008.

Commenting on the company’s ASP project, Mr. Hulburt said “We are very pleased that the testing of the Cypress sandstone has resulted in an oil recovery rate which is in line with our initial projections.   While we are disappointed in the short delay regarding the completion of the injection plant, we do not, at this time, believe these delays will prevent us from accomplishing our goal of obtaining sufficient information from our pilot tests to assist us in estimating proven reserves from the ASP process in the Lawrence Field by year end 2008.”

The company is reaffirming its previous guidance for the fourth quarter of 2007 and provides the following update to its forecasts for capital expenditures, production and production exit rates, based upon the information available at the time of this release. Please see the forward-looking statements cautionary statement at the end of this release for more discussion of the inherent limitations of this information.

First Quarter Ending
March 31, 2008

Production:
Oil (MMbl)	200 – 230
Gas (MMcf)	280 – 320
Oil Equivalent (MBOE)	252 – 283
Avg. Daily Production of Oil Equivalent (MBOE)	2,800 – 3,300
Capex Budget (in millions)	$3 - $6

WEBCAST INFORMATION

A conference call to discuss the third-quarter results is scheduled for 10:30 a.m. Eastern time on Wednesday, November 14, 2007. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the company's Web site: www.rexenergy.com. A taped replay of the conference call will be accessible by dialing 1-888-286-8010 (toll free) or (International) 1-617-801-6888 and entering passcode 98650325, from 1 p.m. Eastern time November 14, 2007, until 11:59 p.m. Eastern time November 21, 2007.

ABOUT REX ENERGY

Rex Energy is an independent oil and gas company operating in the Illinois Basin, the Appalachian Basin and the southwestern region of the United States. The company pursues a balanced growth strategy of exploiting its sizable inventory of lower-risk developmental drilling locations, pursuing its higher-potential exploration drilling and enhanced oil recovery projects, and actively seeking to acquire complementary oil and natural gas properties.

For more information, contact: Joseph DeSimone, director of investor relations, at (814) 278-7267 or jdesimone@rexenergycorp.com

FORWARD-LOOKING STATEMENTS

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures, production growth and planned number of wells, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the company's future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and the occurrence of any unanticipated acquisition opportunities. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the company's filings with the Securities and Exchange Commission, which are incorporated by reference.

Rex Energy's internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

REX ENERGY CORPORATION CONSOLIDATED AND COMBINED BALANCE SHEETS ($ in Thousands)

	Rex Energy Corporation Consolidated September 30, 2007 (unaudited)	Predecessor Companies Combined December 31, 2006 (audited)

ASSETS
Current Assets
Cash and Cash Equivalents	$ 592	$ 600
Related Party Receivable	-	2
Accounts Receivable	7,349	6,884
Short-Term Derivative Instruments	190	1,275
Deferred Taxes	3,045	-
Inventory, Prepaid Expenses and Other	1,680	1,520
Total Current Assets	12,856	10,281
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	194,755	127,370
Unevaluated Oil and Gas Properties	31,484	14,569
Other Property and Equipment	5,159	4,182
Wells in Progress	4,609	2,844
Pipelines	2,207	1,765
Total Property and Equipment	238,214	150,730
Less: Accumulated Depreciation, Depletion and Amortization	(29,444)	(17,715)
Net Property and Equipment	208,770	133,015

Other Assets – Net	807	1,172
Intangible Assets – Net	1,284	-
Long-Term Derivative Instruments	3	143
Goodwill	31,800	-
Total Assets	$ 255,520	$ 144,611

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable and Accrued Expenses	$ 8,403	$ 8,336
Short-Term Derivative Instruments	5,450	2,978
Accrued Distributions	-	102
Current Lines of Credit	-	37,581
Current Portion of Long-Term Debt	29	2,867
Related Party Payable	-	1,820
Total Current Liabilities	13,882	53,684

Senior Secured Line of Credit and Long-Term Debt	18,186	44,961
Other Loans and Notes Payable - Long-Term Portion	28	481
Long-Term Derivative Instruments	7,097	1,698
Participation Liability	-	2,141
Deferred Taxes	34,800	-
Other Deposits and Liabilities	417	405
Future Abandonment Cost	6,159	5,269
Total Liabilities	$ 80,569	$ 108,639
Commitments and Contingencies (See Notes)
Minority Interests	-	36,589
Owners' Equity
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 30,794,702 shares issued and outstanding on September 30, 2007	31	1
Additional Paid-In Capital	174,988	1,460
Retained Earnings	(68)	(581)
Partner’s and Member’s (Deficit)	-	(1,497)
Total Owners' Equity (Deficit)	174,951	(617)
Total Liabilities, Minority Interests and Owners' Equity (Deficit)	$ 255,520	$ 144,611

REX ENERGY CORPORATION
CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
(Unaudited, $ and Shares in Thousands Except per Share Data)

	Rex Energy Corporation Consolidated and Combined	Rex Energy Combined Predecessor Companies	Rex Energy Corporation Consolidated and Combined	Rex Energy Combined Predecessor Companies

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
OPERATING REVENUE
Oil and Natural Gas Sales	$ 16,591	$ 11,175	$ 43,281	$ 30,155
Other Revenue	130	107	343	358
Realized Gain(Loss) on Derivatives	(1,593)	(1,204)	(1,975)	(4,225)
TOTAL OPERATING REVENUE	15,128	10,078	41,469	26,288

OPERATING EXPENSES
Production and Lease Operating Expenses	5,910	4,208	18,333	9,625
General and Administrative Expense	1,791	1,008	5,405	2,663
Accretion Expense on Asset Retirement Obligation	154	90	408	255
Exploration Expense of Oil and Gas Properties	-	-	1,704	-
Depreciation, Depletion, and Amortization	5,800	2,645	13,454	6,347
TOTAL OPERATING EXPENSES	13,655	7,951	39,305	18,890

INCOME FROM OPERATIONS	1,473	2,127	2,345	7,398

OTHER INCOME (EXPENSE)
Interest Income	2	4	3	80
Interest Expense	(935)	(1,507)	(5,285)	(3,472)
Gain on Sale of Oil and Gas Properties	3	-	195	91
Unrealized (Loss) Gain on Derivatives	(2,361)	6,098	(9,095)	5,524
Other Income (Expense)	85	(53)	0	(220)
TOTAL OTHER INCOME (EXPENSE)	(3,206)	4,542	(14,181)	2,003

NET INCOME (LOSS) BEFORE MINORITY INTEREST AND (PROVISION) BENEFIT FOR TAXES	(1,733)	6,669	(11,837)	9,401

MINORITY INTEREST SHARE OF (NET INCOME) LOSS	878	(2,542)	6,152	(4,091)

NET INCOME (LOSS) BEFORE INCOME TAX	(855)	4,127	(5,685)	5,310
Income Tax Benefit (Expense)	45	-	45	-
NET INCOME (LOSS)	$ (810)	$ 4,127	$ (5,640)	$ 5,310

Earnings per common share for the two month period ended September 30, 2007:
Net loss for the two month period ended September 30, 2007	$ (68)	0	$ (68)	0
Basic and fully diluted earnings per share	$ 0.00		$ 0.00
Weighted average shares of common stock outstanding	30,795		30,795

REX ENERGY CORPORATION
CONSOLIDATED OPERATIONAL HIGHLIGHTS
(Unaudited)

	For the Three		For the Nine
	Months Ended		Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Production: Oil (Bbls)	208,081	143,886	606,677	378,523
Natural gas (Mcf)	299,675	256,953	846,245	825,918
Total (BOE)[a]	258,027	186,712	747,718	516,176

Average daily production:
Oil (Bbls)	2,262	1,564	1,662	1,037
Natural gas (Mcf)	3,261	2,793	2,319	2,263
Total (BOE)[a]	2,805	2,029	2,739	1,414

Average sales prices:
Oil (per Bbl)	$70.78	$66.26	$61.84	$63.82
Natural gas (per Mcf)	$6.21	$6.39	$6.81	$7.26
Total (per BOE)[a]	$64.30	$59.85	$57.88	$58.42
Average NYMEX prices[b]
Oil (per Bbl)	$75.38	$70.47	$66.19	$68.22
Natural gas (per Mcf)	$6.03	$6.58	$6.78	$7.45

[a] Natural gas is converted at the rate of six Mcf to one BOE and oil is converted at a rate of one Bbl to one BOE [b] Based upon the average of bid week prompt month prices

REX ENERGY CORPORATION
REGIONAL OPERATIONAL HIGHLIGHTS
(Unaudited)
	Production and Revenue by Basin
	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2007	2006	2007	2006

Appalachian
Revenues – Natural Gas ($ in Thousands)	$1,192	$1,095	$4,015	$4,317
Volumes (MCF)	184,702	160,221	557,455	540,702
Average Price	$6.45	$6.83	$7.20	$7.98

Illinois
Revenues – Oil ($ in Thousands)	$13,639	$8,895	$35,398	$22,215
Volumes (BBL)	192,686	134,373	573,422	346,779
Average Price	$70.78	$66.19	$61.73	$64.06

Permian
Revenues – Oil ($ in Thousands)	$1,090	$639	$2,117	$1,943
Volumes (BBL)	15,395	9,513	33,255	31,744
Average Price	$70.79	$67.21	$63.67	$61.22

Revenues – Natural Gas ($ in Thousands)	$670	$546	$1,751	$1,680
Volumes (MCF)	114,973	96,732	288,790	285,216
Average Price	$5.83	$5.64	$6.06	$5.89

REX ENERGY CORPORATION
OIL AND GAS DERIVATIVES
(Unaudited, As of September 30, 2007)

Period	Contract Type	Volume	Average Derivative Price

Oil

2007	Swaps	84,000 Bbls	$ 65.78
2007	Collars	87,000 Bbls	$ 53.45 – 64.57
2008	Swaps	204,000 Bbls	$ 65.58
2008	Collars	369,000 Bbls	$ 62.33 – 80.26
2009	Swaps	192,000 Bbls	$ 64.00
2009	Collars	350,000 Bbls	$ 62.30 – 67.95
2010	Swaps	180,000 Bbls	$ 62.20
2010	Collars	288,000 Bbls	$ 60.00 – 78.25
	Total	1,754,000 Bbls
Natural gas

2007	Swaps	30,000 Mcf	$ 7.54
2007	Collars	180,000 Mcf	$ 7.56 - $14.08
2008	Collars	840,000 Mcf	$ 7.00 – 9.19
2009	Collars	600,000 Mcf	$ 7.00 – 9.00
	Total	1,650,000 Mcf

Non-GAAP Financial Measures

EBITDAX

“EBITDAX” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, depreciation, depletion, amortization, unrealized losses from financial derivatives, exploration expenses and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives, added to net income.  EBITDAX, as defined above, is used as a financial measure by the company’s management team and by other users of its financial statements, such as the company’s commercial bank lenders, to analyze such things as:

•	The company’s operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of the company’s assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	The company’s ability to generate cash sufficient to pay interest costs, support its indebtedness and make cash distributions to its stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company’s statements of cash flows.

The company has reported EBITDAX because it is a financial measure used by its existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt.  You should carefully consider the specific items included in the company’s computations of EBITDAX. While the company has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the company may not be comparable in all instances to EBITDAX as reported by other companies.  EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

The company believes that EBITDAX assists its lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods.  Because the company may borrow money to finance its operations, interest expense is a necessary element of its costs and its ability to generate cash available for distribution.  Because the company uses capital assets, depreciation and amortization are also necessary elements of its costs.  Additionally, the company is required to pay federal and state taxes, which are necessary elements of its costs.  Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the company’s net income to its EBITDAX for each of the periods presented ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net Income (Loss)	$(810)	$4,127	$(5,640)	$5,310
Add Back Depletion, Depreciation & Amortization	5,954	2,735	13,862	6,601
Add Back Interest Expense	935	1,507	5,285	3,472
Add Back Exploration & Impairment Expenses	—	—	1,704	—
Less Interest Income	(2)	(4)	(3)	(80)
Add Back Unrealized Losses from Financial Derivatives	2,361	(6,098)	9,095	(5,524)
Add Back Minority Interest Share of Net Income (Loss)	(878)	2,542	(6,152)	4,091
Add Back (Less) Income Tax Expense (Benefit)	(45)	-	(45)	-
EBITDAX	$7,515	$4,809	$18,106	$13,870

EARNINGS COMPARABLE WITH ANALYST ESTIMATES

“EARNINGS COMPARABLE WITH ANALYST ESTIMATES” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: minority interest share of net income which were acquired as part of the company’s reorganization on July 30, 2007, deferred income taxes, unrealized gains or losses from financial derivatives, minus gains from unrealized financial derivatives, minus deferred income tax benefits, added to net income.  Earnings Comparable with Analyst Estimates, as defined above, is used as a financial measure by the company’s management team and by other users of its financial statements, to analyze its financial performance without regard to minority interests which were all acquired as part of the company’s reorganization on July 30, 2007, non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Earnings Comparable with Analysts Estimates is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

The company has reported Earning Comparable with Analyst Estimates because its believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance.  You should carefully consider the specific items included in the company’s computations of this measure.  You are cautioned that Earnings Comparable with Analyst Estimates as reported by the company may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Earnings Comparable with Analyst Estimates.

The following table presents a reconciliation of the company’s net income to its Earnings Comparable with Analyst Estimates for each of the periods presented ($ in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net Income (Loss)	$(810)	$4,127	$(5,640)	$5,310
Adjustment for certain non-cash items
Minority Interest Share of Net Income (Loss)	(878)	2,542	(6,152)	4,091
Unrealized (Gain) Loss on Derivatives	2,361	(6,098)	9,095	(5,524)
(Gain) Loss on Sale of Assets	(3)	-	(195)	(91)

Net Income (Loss) Before Income Taxes Comparable to Analysts Estimates, a non-GAAP measure	670	571	(2,892)	3,786